SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )(1)


                            Signal Technology Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   826675100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 18, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No. 826675100                  13G                    Page 2  of 11  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ironwood Capital Management, LLC
     Tax ID 04-3386084

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          591,475
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            996,575
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     996,575

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.04%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO, IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 826675100                  13G                    Page 3  of 11  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Warren J. Isabelle
     N/A

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     American

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          591,475
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            996,575
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     996,575

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.04%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 826675100                  13G                    Page 4  of 11  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard L. Droster
     N/A

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     American

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          591,475
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            996,575
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     996,575

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.04%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 826675100                  13G                    Page 5  of 11  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Donald Collins
     N/A

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     American

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          591,475
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            996,575
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     996,575

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.04%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 826675100                   13G                    Page 6  of 11 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:  Signal Technology Corp.



________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            222 Rosewood Drive
            Northwoods Business Park
            Danvers, MA 01923-4502

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            (i) Ironwood Capital Management, LLC ("ICM")
            (ii) Warren J. Isabelle ("Isabelle")
            (iii) Richard L. Droster ("Droster")
            (iv) Donald Collins ("Collins")

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            ICM:
            21 Custom House Street
            Boston, MA 02110

            Isabelle:
            c/o ICM:
            21 Custom House Street
            Boston, MA 02110

            Droster:
            c/o ICM:
            21 Custom House Street
            Boston, MA 02110

            Collins:
            c/o ICM:
            21 Custom House Street
            Boston, MA 02110

________________________________________________________________________________
Item 2(c).  Citizenship:

            ICM:         Massachusetts
            Isabelle:    American
            Droster:     American
            Collins:     American

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:  Common Stock

________________________________________________________________________________
Item 2(e).  CUSIP Number:  826675100

CUSIP No. 826675100                  13G                    Page 7  of 11  Pages


________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No.                             13G                    Page    of    Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          (i)   ICM: 996,575
          (ii)  Isabelle: 996,575
          (iii) Droster: 996,575
          (iv)  Collins: 996,575

CUSIP No. 826675100                  13G                    Page 8  of 11  Pages


     (b)  Percent of class:
        (i)   ICM: 10.04%
        (ii)  Isabelle: 10.04%
        (iii) Droster: 10.04%
        (iv)  Collins: 10.04%

     (c)  Number of shares as to which such person has:

          (1)   Sole power to vote or to direct the vote                       ,

                (i)   ICM: 0
                (ii)  Isabelle: 0
                (iii) Droster: 0
                (iv)  Collins: 0

          (2)  Shared power to vote or to direct the vote                     ,

               (i)   ICM: 591,475
               (ii)  Isabelle: 591,475
               (iii) Droster: 591,475
               (iv)  Collins: 591,475

          (3) Sole power to dispose or to direct the disposition of          ,

              (i)   ICM: 0
              (ii)  Isabelle: 0
              (iii) Droster: 0
              (iv)  Collins: 0

          (4)  Shared power to dispose or to direct the disposition of

               (i)   ICM: 996,575
               (ii)  Isabelle: 996,575
               (iii) Droster: 996,575
               (iv)  Collins: 996,575

CUSIP No. 826675100                  13G                    Page 9  of 11  Pages


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not Applicable

________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

          In accordance with Rule 13d-4 of Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

CUSIP No. 826675100                  13G                     Page 10 of 11 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        IRONWOOD CAPITAL MANAGEMENT, LLC

                                                        *
Date: June 8, 2001                      ----------------------------------------
                                        Warren J. Isabelle, Manager


                                                        *
Date: June 8, 2001                      ----------------------------------------
                                        Warren J. Isabelle, Manager


                                                        *
Date: June 8, 2001                      ----------------------------------------
                                        Richard L. Droster,
                                        Executive Vice President


                                                        *
Date: June 8, 2001                      ----------------------------------------
                                        Donald Collins,
                                        Senior Portfolio Manager


By: /s/ Gary S. Saks
    ------------------------------
    Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed herewith as Exhibit 2.

CUSIP No. 826675100                  13G                    Page 11  of 11 Pages



                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                                     IRONWOOD CAPITAL
                                                     MANAGEMENT, LLC

Date:  June 8, 2001                                           *
                                            ------------------------------------
                                                     Warren J. Isabelle, Manager


Date:  June 8, 2001                                           *
                                            ------------------------------------
                                                     Warren J. Isabelle


Date:  June 8, 2001                                          *
                                           -------------------------------------
                                                     Richard L. Droster


Date:  June 8, 2001                                          *
                                           -------------------------------------
                                                     Donald Collins


By:      /s/ Gary S. Saks                   June 8, 2001
         ---------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed herewith as Exhibit 2.

                                                                      EXHIBIT 2

                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Gary S. Saks his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in his name, place, and stead, to sign any and all filings and schedules pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, applicable to himself or to Ironwood Capital Management, LLC, and any notices, amendments or supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned have subscribed to these presents this 10th day of May, 2001.



By:                                          Title:


/s/ Warren J. Isabelle
---------------------------------------      Manager
Warren J. Isabelle                           Ironwood Capital Management, LLC


By:                                          Title:


/s/ Richard L. Droster
---------------------------------------      Executive Vice President
Richard L. Droster                           Ironwood Capital Management, LLC


By:                                          Title:


/s/ Donald Collins
---------------------------------------      Senior Portfolio Manager
Donald Collins                               Ironwood Capital Management, LLC